YP.NET REPORTS APPROXIMATELY 144% INCREASE IN REVENUE, 227% INCREASE IN OPERATING INCOME AND 114% INCREASE IN NET INCOME

Mesa,  Arizona  -  (Business  Wire)

December 30, 2003

YP.NET, Inc.(TM), (OTCBB: YPNT) a leading provider of nationwide Internet Yellow Pages and related services reported its financial results for the fiscal year ended September 30, 2003. Net Revenue for the fiscal year ended September 30, 2003 was $30,767,444 compared to $12,618,126 for the comparable period ended September 30, 2002, an increase of approximately 144%. The increase in revenue is principally the result of an increase in the number of our Internet Advertising Package(TM) ("IAP") customers. The Company had approximately 255,376 IAP customers at September 30, 2003 compared to approximately 113,565 IAP customers at September 30, 2002, an increase of approximately 125%. The increase in IAP customers is due to the continued success of our marketing program. YP.Net utilizes direct mailings as its primary marketing program and the sale of IAPs generates its principal revenue.

Operating income for the fiscal year ended September 30, 2003 was $9,222,868 compared to $2,820,625 in the comparable period in fiscal 2002, an increase of approximately 227%. Operating margins improved to 30% from 22%. Income before income taxes for the fiscal year ended September 30, 2003 was $9,961,043 compared to $3,450,489 in the comparable period in 2002, an increase of approximately 189%. Pre-tax margins increased to 32% in fiscal 2003 from 27% in fiscal 2002. The increased operating and pre-tax margins are the result of additional IAP customers and the leveraging of certain fixed costs relating to acquiring and servicing these customers.

Net profits for the fiscal year ended September 30, 2003 were $7,923,891, or $0.18 per share, compared to net profits of $3,696,463, or $0.09 per share in the comparable period in 2002 or an increase of approximately 114% in net income despite the much higher provision for taxes in fiscal 2003. Net margins were 26% for the fiscal year ended September 30, 2003 versus 29% for fiscal 2002. The decrease in net margin is due to a higher tax provision in fiscal 2003, resulting from our increased profitability, compared to the prior year period.

Angelo Tullo, YP.Net's CEO commented, "Our momentum continues. The solid basis of our business model, combined with the strong growth in the Internet Yellow Pages industry, is reflected in these extraordinary financial results. We look forward to continued strong growth in fiscal 2004 as we launch our national YP.Com branding campaign. We strive for 100% customer satisfaction for our advertisers, as well as being the online Yellow Pages of choice for Internet users nationwide."

The provision for income taxes was $2,037,152 for the fiscal year ended September 30, 2003 versus a benefit of $245,974 for comparable period in 2002. The increase in tax provision results from the increased profitability of the Company offset by tax planning initiatives and the use of our remaining net operating loss carryforwards.

Net profits for the fiscal year ended September 30, 2003 were $7,923,891, or $0.18 per share, compared to net profits of $3,696,463, or $0.09 per share in the comparable period in 2002 or an increase of approximately 114% in net income despite the much higher provision for taxes in fiscal 2003. Net margins were 26% for the fiscal year ended September 30, 2003 versus 29% for fiscal 2002. The decrease in net margin is the result of the previously mentioned higher tax provision in fiscal 2003 compared to the prior year period.


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ABOUT  YP.NET,  INC.

YP.Net Inc., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of September 30, 2003, YP.Net, Inc. has 255,376 IAP advertisers.

YP.Net also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design & hosting services).

YP.Net is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association "YPIMA," the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent Yellow Pages publishers. YP.Net, Inc. is based in Mesa, AZ. For more information, visit the web site at www.YP.Com.

This press release includes statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to the Company's (i) expectation of continued momentum; (ii) anticipation of continued strong growth; and (iii) launch of its branding campaign.

Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP.Net and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect the Company's results and cause them to materially differ from those contained in the forward-looking statements contained herein include, without limitation the Company's failure to attract or obtain new Internet Advertising Package customers, to realize the desired results of its marketing and solicitation efforts or the failure to launch its branding campaign.

Other factors that may affect forward-looking statements and the Company's business generally include but are not limited to: (i) the success of existing competitors and the introduction of new competitors in the market; (ii) the impact of existing or new regulation on the Company's marketing and solicitation efforts; (iii) risk factors and cautionary statements made in the Company's Annual Report on Form 10-KSB for the period ended September 30, 2003; and (iv) other factors that YP.Net is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP.Net does not undertake and specifically declines any obligation to update any forward-looking statements.


Public  Relations  contact:

YP.Net,  Inc.
David  Iannini
Chief  Financial  Officer
YP.Net,  Inc.
480-654-9646  x1258
Fax  480-654-9747


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